FOR IMMEDIATE RELEASE Contact: Lane Solomon Independent Bank 616.447.3942 LSolomon@ibcp.com Independent Bank Corporation Expresses Deepest Sympathy on the Passing of Past Chairman of the Board of Directors Michael M. Magee, Jr. GRAND RAPIDS, Mich. (August 15, 2025) – Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, announced with great sadness that Michael M. Magee, Jr., current Board member and past Chairman (2013-2024) of the Board of Directors for Independent Bank Corporation and Independent Bank, passed away on August 3, 2025. “The entire Independent Bank community is deeply saddened by Mike’s passing,” said Independent Bank President and CEO, Brad Kessel. “Mike served Independent Bank for 38 years with his strong leadership, resilience, wisdom, passion, thoughtfulness, genuine friendship, and great humor. He will be deeply missed.” Mike was the Chairman of the Board of Directors of Independent Bank Corporation and Independent Bank from 2013 to 2024. Prior to 2013, he was the Chief Executive Officer of the Company since 2005. He also served as the Executive Vice President and Chief Operating Officer in 2004, and prior to that served as President and CEO of Independent Bank (IBC affiliate) beginning in 1993. With total assets of approximately $5.4 billion, Independent Bank Corporation operates nearly 60 locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: IndependentBank.com. Member FDIC. Equal Housing Lender.